Exhibit 99.1

EBAY INC. REPORTS THIRD QUARTER 2008 RESULTS

San Jose, Calif., October 15, 2008 — eBay Inc. (Nasdaq: EBAY) today reported financial results for its third quarter ended September 30, 2008. The ecommerce company posted third quarter revenue of $2.12 billion, up $228 million from the same period last year. Net income on a GAAP basis was $492 million, or $0.38 per diluted share, and non-GAAP net income was $592 million, or $0.46 per diluted share.

“Overall, we are pleased with the performance of the portfolio this past quarter,” said eBay Inc. President and CEO John Donahoe. “We took a number of steps during the quarter to further strengthen our business and better align our cost structure to invest and compete. We will continue to stay focused on connecting consumers on our various ecommerce platforms, maintaining financial discipline and capitalizing on new opportunities for growth.”

eBay continues to benefit from an increasingly diversified portfolio of businesses. While Marketplaces transaction revenue still represents a majority of revenue for the company, revenue growth rates were helped by growth in PayPal, Skype and global classifieds. The company’s global footprint helped it benefit year over year from strength in other currencies relative to the U.S. dollar.

GAAP operating margin increased to 24.7% for the quarter, compared to (49.6%) for the same period last year. Non-GAAP operating margin increased to 31.8% for the quarter, compared to 31.4% for the same period last year. The year over year increase in non-GAAP operating margin is due primarily to higher margins from each of the business units, which more than offset the growth from lower-margin businesses, primarily PayPal and Skype.

eBay Inc. generated $693 million of operating cash flow during the third quarter. Free cash flow during the quarter was $543 million.

Quarterly Business Highlights

•	eBay Inc. was honored by the White House and U.S. Department of Commerce with the National Medal of Technology for leadership in technology and innovation that has enabled millions of entrepreneurs to participate in the global ecommerce market.

•	Marc Andreessen, founder of Netscape, Loudcloud and Ning, joined the eBay Inc. board of directors.

•	eBay Inc. repurchased approximately 25 million shares of its outstanding common stock at a cost of approximately $623 million. Since the inception of the stock repurchase program in the third quarter of 2006, the company has repurchased approximately $5.3 billion of its common stock.

•	eBay lowered listing fees for the Buy It Now format by more than 70% and extended listing periods to 30 days, up from seven.

•	The company’s global classifieds businesses averaged 84 million unique visitors per month during the quarter, representing an increase of 55% year over year.

•	StubHub entered into a partnership with the NFL’s New York Jets franchise to auction personal seat licenses for the football team’s new stadium.

•	PayPal launched merchant services deals with Walmart.com, William Hill (U.K.), Continental Airlines, American Eagle Outfitters, BagsOK (China), newegg (Canada) and OfficeMax, among others.

•	Payment volume from PayPal’s merchant services business exceeded the volume received from the eBay marketplace for the first time.

•	Skype surpassed 13 million concurrent users at certain peak times.

•	Skype-to-Skype minutes reached nearly 16 billion, a 63% increase year over year.

Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2008	2007		Change

Net revenue	$2,118	$1,889		$228	12%
GAAP
Net income (loss)	$492	$(936	)*	$1,428	—
Earnings (loss) per diluted share	$0.38	$(0.69	)*	$1.07	—
Non-GAAP
Net income	$592	$564		$28	5%
Earnings per diluted share	$0.46	$0.41		$0.05	11%

*	Includes goodwill impairment charge of $1.39 billion recorded in the third quarter of 2007, which was not deductible for tax purposes.

Quarterly Business Unit Discussion

Marketplaces

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, Kijiji and other ecommerce sites, had a solid third quarter, generating $1.38 billion in revenue, representing 4% year over year growth, 53% of which was generated outside the U.S. The business unit saw strong growth in advertising, StubHub and classifieds. Revenue from our text and graphical advertising partnerships grew 127% year over year. Gross merchandise volume was $14.28 billion for the quarter, a decrease of 1% over the third quarter of 2007. Marketplaces continues to focus on customer-facing initiatives designed to make transactions on the eBay platform safer and its various global sites easier to use, while enhancing selection in a uniquely eBay way.

Payments

PayPal had a strong quarter with $597 million in net revenue, an increase of 27% year over year. Net total payment volume (TPV) for the quarter was $14.81 billion, an increase of 28% year over year. The net revenue and net TPV growth was driven primarily by the continued excellent growth of merchant services globally and increased penetration on eBay. Global active registered accounts increased to 65 million, representing 19% year over year growth. Globally, PayPal will continue to focus on greater penetration into the Marketplaces business and the acquisition of new merchants.

Communications

Skype continued its robust growth trajectory, reporting $143 million in revenue for the quarter, representing 46% year over year growth. Skype added 32 million registered users in the quarter, ending the period with more than 370 million registered users around the world. In addition to growing its user base, Skype is focused on product strategies to enhance customer engagement.

Other Selected Financial Results

•	Taxes — The GAAP effective tax rate for the quarter was 13%, compared to (4%) for the third quarter of 2007 and 19% for the second quarter of 2008. The non-GAAP effective tax rate for the quarter was 17% compared to 10% for the third quarter of 2007 and 22% for the second quarter of 2008. The decrease in the sequential non-GAAP effective tax rate is due to changes in the estimated geographic mix of the company’s taxable income for the year.

•	Cash and cash equivalents — The company’s cash and cash equivalents totaled $3.34 billion at September 30, 2008, compared to $4.22 billion at December 31, 2007.

Other Updates

•	On October 6, 2008, the company announced that it had entered into an agreement to acquire Bill Me Later, acquired Danish classifieds sites dba.dk and bilbasen.dk and planned to reduce its global workforce by approximately 10%.

Business Outlook

The following updated guidance reflects current business trends as well as the impact of the acquisitions and the impact of the reorganization of the company’s workforce noted above. The impact of the approximately $70-80 million restructuring-related charge will be taken primarily in the forth quarter and is included in GAAP guidance but excluded from non-GAAP guidance.

•	Full year 2008 — eBay now expects net revenues in the range of $8.525 to $8.675 billion with GAAP earnings per diluted share in the range of $1.32 to $1.34 and non-GAAP earnings per diluted share in the range of $1.69 to $1.71.

•	Fourth quarter 2008 — eBay expects net revenues in the range of $2.020 to $2.170 billion with GAAP earnings per diluted share in the range of $0.25 to $0.27 and non-GAAP earnings per diluted share in the range of $0.39 to $0.41.

Quarterly Conference Call

eBay will host a conference call to discuss third quarter results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. The company’s actual results could differ materially from those predicted and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the impact of the credit crisis, possible economic downturn and other changes in political, business and economic conditions, including conditions that affect consumer confidence or ecommerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably expand its business model to new types of merchandise and sellers; and, the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive and any changes the company may make to its product offerings in response to such risk; the regulatory, intellectual property, competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. Except as explicitly described, the forward-looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Jose Mallabo	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Web site:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31,	September 30,
	2007	2008
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$4,221,191	$3,342,717
Short-term investments	676,264	301,136
Accounts receivable, net	480,557	436,456
Funds receivable and customer accounts	1,513,578	1,555,835
Other current assets	230,915	372,202

Total current assets	7,122,505	6,008,346
Long-term investments	138,237	133,629
Property and equipment, net	1,120,452	1,215,469
Goodwill	6,257,153	6,172,133
Intangible assets, net	596,038	467,610
Other assets	131,652	242,970

Total assets	$15,366,037	$14,240,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156,613	$217,272
Funds payable and amounts due to customers	1,513,578	1,555,835
Accrued expenses and other current liabilities	1,151,139	804,634
Deferred revenue and customer advances	166,495	180,777
Income taxes payable	111,754	96,215

Total current liabilities	3,099,579	2,854,733
Deferred and other tax liabilities, net	510,557	639,926
Other liabilities	51,299	51,803

Total liabilities	3,661,435	3,546,462

Total stockholders’ equity	11,704,602	10,693,695

Total liabilities and stockholders’ equity	$15,366,037	$14,240,157

eBay Inc.

Unaudited Condensed Consolidated Statement of (Loss) Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(In thousands, except per share amounts)

Net revenues(2)	$1,889,220	$2,117,531	$5,491,723	$6,505,415
Cost of net revenues(1)	446,521	560,963	1,256,999	1,648,478

Gross profit	1,442,699	1,556,568	4,234,724	4,856,937

Operating expenses(1):
Sales and marketing	485,240	457,216	1,406,260	1,497,181
Product development	164,879	190,842	450,411	554,393
General and administrative	287,447	331,715	849,284	1,020,672
Amortization of acquired intangible assets	51,888	52,720	150,791	162,472
Impairment of goodwill	1,390,938	—	1,390,938	—

Total operating expenses	2,380,392	1,032,493	4,247,684	3,234,718

(Loss) income from operations(3)	(937,693)	524,075	(12,960)	1,622,219
Interest and other income, net	38,363	38,556	102,350	91,551
Interest expense	(2,728)	11	(10,004)	(3,474)

(Loss) income before income taxes	(902,058)	562,642	79,386	1,710,296
Provision for income taxes	(33,577)	(70,423)	(262,021)	(298,014)

Net (loss) income	$(935,635)	$492,219	$(182,635)	$1,412,282

Net (loss) income per share:
Basic	$(0.69)	$0.38	$(0.13)	$1.08

Diluted	$(0.69)	$0.38	$(0.13)	$1.07

Weighted average shares:
Basic	1,354,786	1,288,937	1,360,830	1,311,501

Diluted	1,354,786	1,297,484	1,360,830	1,322,126

(1) Includes stock-based compensation as follows:

Cost of net revenues	$9,132	$10,395	$27,543	$31,908
Sales and marketing	22,192	23,745	64,501	72,096
Product development	21,374	23,458	56,751	71,627
General and administrative	27,891	32,653	83,365	93,850

Total stock-based compensation	$80,589	$90,251	$232,160	$269,481

(2)	Net revenues for the three-month period ended September 30, 2008 were positively impacted by foreign currency translation of approximately $65 million compared to the same period of the prior year. Net revenues for the nine-month period ended September 30, 2008 were positively impacted by foreign currency translation of approximately $296 million compared to the same period of the prior year. On a sequential basis, net revenues for the three-month period ended September 30, 2008 were negatively impacted by foreign currency translation of approximately $36 million.

(3)	Operating income for the three-month period ended September 30, 2008 was positively impacted by foreign currency translation of approximately $44 million compared to the same period of the prior year. Operating income for the nine-month period ended September 30, 2008 was positively impacted by foreign currency translation of approximately $170 million compared to the same period of the prior year. On a sequential basis, operating income for the three-month period ended September 30, 2008 was negatively impacted by foreign currency translation of approximately $19 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(935,635)	$492,219	$(182,635)	$1,412,282
Adjustments:
Provision for doubtful accounts and authorized credits	21,601	31,612	66,848	92,234
Provision for transaction losses	31,079	43,631	100,848	118,197
Depreciation and amortization	151,720	178,578	441,891	517,917
Impairment of goodwill	1,390,938	—	1,390,938	—
Stock-based compensation expense	80,589	90,251	232,160	269,481
Deferred income taxes	(17,757)	(36,896)	(68,934)	(110,947)
Tax benefit from stock-based compensation	59,874	8,325	112,883	38,220
Excess tax benefit from stock-based compensation	(39,252)	(846)	(69,026)	(4,670)
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(53,399)	11,137	(86,316)	(47,612)
Funds receivable and customer accounts	(302,271)	128,868	(420,817)	(42,256)
Other current assets	(175,163)	(34,791)	(179,927)	(112,098)
Other non-current assets	(21,236)	(41,421)	(79,069)	(26,242)
Accounts payable	4,147	27,500	12,707	33,300
Funds payable and amounts due to customers	302,271	(128,868)	420,817	42,256
Accrued expenses and other liabilities	33,067	(109,606)	5,642	(105,124)
Deferred revenue and customer advances	10,943	(6,035)	27,477	12,480
Income taxes payable and other tax liabilities	87,970	39,745	123,076	110,854

Net cash provided by operating activities	629,486	693,403	1,848,563	2,198,272

Cash flows from investing activities:
Purchases of property and equipment, net	(119,293)	(150,412)	(326,035)	(406,739)
Purchases of investments	(45,155)	(84,062)	(205,298)	(107,990)
Maturities and sales of investments	158,549	9,541	783,816	42,248
Acquisitions, net of cash acquired	—	—	(320,195)	(159,064)
Other	3,410	(165)	5,523	(51,369)

Net cash used in investing activities	(2,489)	(225,098)	(62,189)	(682,914)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	180,758	13,356	365,199	98,727
Repurchases of common stock, net	(495,838)	(624,262)	(1,170,699)	(2,179,552)
Excess tax benefits from stock-based compensation	39,252	846	69,026	4,670
Repayment of line of credit	—	—	—	(200,220)

Net cash used in financing activities	(275,828)	(610,060)	(736,474)	(2,276,375)

Effect of exchange rate changes on cash and cash equivalents	143,073	(211,556)	199,899	(117,457)

Net increase (decrease) in cash and cash equivalents	494,242	(353,311)	1,249,799	(878,474)
Cash and cash equivalents at beginning of period	3,418,349	3,696,028	2,662,792	4,221,191

Cash and cash equivalents at end of period	$3,912,591	$3,342,717	$3,912,591	$3,342,717

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008
	(In thousands, except percentages)

Net transaction revenues(1)
Marketplaces	$1,155,886	$1,280,302	$1,267,633	$1,233,307	$1,163,890
Current quarter vs prior quarter	2%	11%	(1)%	(3)%	(6)%
Current quarter vs prior year quarter	24%	17%	14%	9%	1%
Percent of Marketplaces revenue from international	52%	54%	54%	55%	52%
Payments	447,952	539,301	559,720	580,287	576,302
Current quarter vs prior quarter	4%	20%	4%	4%	(1)%
Current quarter vs prior year quarter	32%	34%	34%	34%	29%
Percent of Payments revenue from international	43%	44%	43%	44%	45%
Communications	93,823	110,364	119,791	130,151	137,201
Current quarter vs prior quarter	9%	18%	9%	9%	5%
Current quarter vs prior year quarter	91%	80%	62%	51%	46%
Percent of Communications revenue from international	83%	84%	83%	84%	82%

Total net transaction revenues	1,697,661	1,929,967	1,947,144	1,943,745	1,877,393
Current quarter vs prior quarter	3%	14%	1%	(0)%	(3)%
Current quarter vs prior year quarter	29%	24%	21%	18%	11%
Marketing services and other revenues(1)
Marketplaces	164,746	222,205	216,684	224,724	212,963
Current quarter vs prior quarter	5%	35%	(2)%	4%	(5)%
Current quarter vs prior year quarter	40%	51%	56%	43%	29%
Percent of Marketplaces revenue from international	48%	49%	58%	61%	61%
Payments	22,444	23,411	21,859	21,508	20,909
Current quarter vs prior quarter	3%	4%	(7)%	(2)%	(3)%
Current quarter vs prior year quarter	135%	69%	7%	(2)%	(7)%
Percent of Payments revenue from international	43%	49%	50%	56%	52%
Communications	4,369	5,023	6,536	5,684	6,266
Current quarter vs prior quarter	32%	15%	30%	(13)%	10%
Current quarter vs prior year quarter	455%	14%	44%	71%	43%
Percent of Communications revenue from international	62%	70%	67%	66%	64%

Total marketing services and other revenues	191,559	250,639	245,079	251,916	240,138
Current quarter vs prior quarter	5%	31%	(2)%	3%	(5)%
Current quarter vs prior year quarter	50%	51%	50%	38%	25%

Total net revenues	$1,889,220	$2,180,606	$2,192,223	$2,195,661	$2,117,531

Current quarter vs prior quarter	3%	15%	1%	0%	(4)%
Current quarter vs prior year quarter	30%	27%	24%	20%	12%

(1)	Beginning with the first quarter of 2008, we reclassified revenue generated primarily from our Marketplaces non-gross merchandise volume based businesses (which includes Shopping.com, Rent.com and our classified websites) from “Net Transaction Revenues” to “Marketing Services and Other Revenues” in order to more closely align our net transaction revenue presentation with our key operating metrics. “Marketing Services and Other Revenues” also includes amounts previously reflected under “Advertising and Other Revenue.” Prior period amounts have been reclassified to conform to the current presentation. Consolidated revenues, as well as total segment revenues, are unchanged.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008
	(In thousands, except percentages)

Marketplaces	$1,320,632	$1,502,507	$1,484,317	$1,458,031	$1,376,853
Current quarter vs prior quarter	2%	14%	(1)%	(2)%	(6)%
Current quarter vs prior year quarter	26%	21%	19%	13%	4%
Percent of Marketplaces revenue from international	51%	54%	55%	56%	53%
Payments	470,396	562,712	581,579	601,795	597,211
Current quarter vs prior quarter	4%	20%	3%	3%	(1)%
Current quarter vs prior year quarter	35%	35%	32%	33%	27%
Percent of Payments revenue from international	43%	44%	43%	44%	45%
Communications	98,192	115,387	126,327	135,835	143,467
Current quarter vs prior quarter	9%	18%	9%	8%	6%
Current quarter vs prior year quarter	96%	76%	61%	51%	46%
Percent of Communications revenue from international	82%	83%	82%	83%	82%

Total net revenues	$1,889,220	$2,180,606	$2,192,223	$2,195,661	$2,117,531

Current quarter vs prior quarter	3%	15%	1%	0%	(4)%
Current quarter vs prior year quarter	30%	27%	24%	20%	12%

Net Revenues by Geography

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008
	(In thousands, except percentages)

U.S. net revenues	$929,605	$1,032,336	$1,024,272	$1,002,189	$1,001,637
Current quarter vs prior quarter	4%	11%	(1)%	(2)%	(0)%
Current quarter vs prior year quarter	22%	18%	16%	12%	8%
Percent of total	49%	47%	47%	46%	47%
International net revenues	959,615	1,148,270	1,167,951	1,193,472	1,115,894
Current quarter vs prior quarter	2%	20%	2%	2%	(7)%
Current quarter vs prior year quarter	40%	35%	32%	27%	16%
Percent of total	51%	53%	53%	54%	53%

Total net revenues	$1,889,220	$2,180,606	$2,192,223	$2,195,661	$2,117,531

Current quarter vs prior quarter	3%	15%	1%	0%	(4)%
Current quarter vs prior year quarter	30%	27%	24%	20%	12%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008
	(In millions, except percentages)

Active Users(1)	83.0	83.2	83.9	84.5	85.7
Current quarter vs prior quarter	(0)%	0%	1%	1%	1%
Current quarter vs prior year quarter	4%	2%	1%	1%	3%
Number of New Listings(2)	555.6	637.2	647.4	666.9	700.2
Current quarter vs prior quarter	(1)%	15%	2%	3%	5%
Current quarter vs prior year quarter	(5)%	4%	10%	19%	26%
Gross Merchandise Volume(3)	$14,395	$16,213	$16,036	$15,684	$14,284
Current quarter vs prior quarter	(0)%	13%	(1)%	(2)%	(9)%
Current quarter vs prior year quarter	14%	12%	12%	8%	(1)%
Fixed Price Trading (4) as % of gross merchandise volume	41%	42%	42%	43%	46%
eBay Stores(5) (in thousands)	520	532	547	552	534
Current quarter vs prior quarter	(20)%	2%	3%	1%	(3)%
Current quarter vs prior year quarter	(9)%	(10)%	(13)%	(15)%	3%
Percent of eBay Stores hosted internationally	46%	46%	46%	45%	43%

Rent.com, Shopping.com and eBay’s classifieds websites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub and Internet Auction Co., our Korean subsidiary, who bid on, bought, or listed an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)	Listings on eBay Marketplaces trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(3)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

(5)	Total number of eBay Stores worldwide, hosted on eBay’s Marketplaces trading platforms as of each respective quarter end. Beginning in Q3-07, eBay China stores were excluded.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008
	(In millions, except percentages)

Active registered accounts(1)	54.8	57.3	60.2	62.6	65.3
Current quarter vs prior quarter	4%	5%	5%	4%	4%
Current quarter vs prior year quarter	16%	16%	17%	19%	19%
Net number of payments(2)	172.2	203.9	211.0	210.9	214.5
Current quarter vs prior quarter	3%	18%	3%	(0)%	2%
Current quarter vs prior year quarter	21%	22%	23%	26%	25%
Net total payment volume(3)	$11,569	$14,044	$14,417	$14,930	$14,812
Current quarter vs prior quarter	4%	21%	3%	4%	(1)%
Current quarter vs prior year quarter	34%	35%	34%	35%	28%
Merchant Services net total payment volume as % of net total payment volume	44%	44%	46%	49%	51%
Transaction rates(4)
Transaction revenue rate	3.87%	3.84%	3.88%	3.89%	3.89%
Transaction processing expense rate	1.21%	1.18%	1.18%	1.23%	1.20%
Transaction loss rate	0.27%	0.27%	0.24%	0.27%	0.29%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system within the previous 12-month period.

(2)	Number of payments, net of payment reversals, successfully completed through the PayPal system during the quarter, excluding the payment gateway business.

(3)	Total dollar volume of payments, net of payment reversals, successfully completed through the PayPal system during the quarter, excluding the payment gateway business.

(4)	Transaction rates represent the ratio of PayPal net transaction revenues (including the payment gateway business), PayPal third-party processing expenses, and PayPal fraud and protection program losses relative to net total payment volume.

eBay Inc.

Unaudited Communications Supplemental Operating Data

	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008
	(In millions, except percentages)

Registered users(1)	245.7	276.3	309.3	338.2	370.2
Current quarter vs prior quarter	12%	12%	12%	9%	9%
Current quarter vs prior year quarter	81%	61%	58%	54%	51%

(1)	Cumulative number of unique user accounts, which includes users who may have registered via non-Skype based websites. Users may register more than once, and as a result, may have more than one account.

eBay Inc.

Business Outlook
(In Millions, Except Per Share Amounts and Percentages)

The guidance figures provided below and elsewhere in this press release are forward-looking statements and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov.

Three Months Ending December 31, 2008
	GAAP	Non-GAAP(a)

Net revenues	$2,020 - $2,170	$2,020 - $2,170
Diluted EPS	$0.25 - $ 0.27	$0.39 - $ 0.41

Year Ending December 31, 2008
	GAAP	Non-GAAP(a)

Net revenues	$8,525 - $8,675	$8,525 - $8,675
Operating margin	~24%	~32%
Diluted EPS	$ 1.32 - $ 1.34	$ 1.69 - $ 1.71
Effective tax rate	18.0% - 19.0%	21.0% - 22.0%

(a)	Estimated non-GAAP amounts and percentages above for the three months and year ending December 31, 2008 reflect estimated quarterly adjustments that exclude the amortization of acquired intangible assets of approximately $85-$95 million per quarter, stock-based compensation expense and employer payroll taxes on stock-based compensation of approximately $90-$105 million per quarter and restructuring-related charges of approximately $60-$70 million. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 13, 15 and 16 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense.  This expense consists of expenses for stock options, restricted stock and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on stock-based compensation.  This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such does not correlate to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets and impairment of goodwill.  eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Restructuring charges.  These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because eBay does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	September 30,	September 30,
	2007	2008
	(In thousands, except percentages)

GAAP operating (loss) income	$(937,693)	$524,075
Stock-based compensation expense	80,589	90,251
Employer payroll taxes on stock-based compensation	2,281	530
Amortization of acquired intangible assets within cost of net revenues	5,441	6,743
Amortization of acquired intangible assets within operating expenses	51,888	52,720
Impairment of goodwill	1,390,938	—

Non-GAAP operating income	$593,444	$674,319

Non-GAAP operating margin	31.4%	31.8%

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net Income

	Three Months Ended
	September 30,	September 30,
	2007	2008
	(In thousands, except per share amounts)

GAAP net (loss) income	$(935,635)	$492,219
Stock-based compensation expense	80,589	90,251
Employer payroll taxes on stock-based compensation	2,281	530
Amortization of acquired intangible assets within cost of net revenues	5,441	6,743
Amortization of acquired intangible assets within operating expenses	51,888	52,720
Impairment of goodwill	1,390,938	—
Income taxes associated with certain non-GAAP entries	(31,721)	(50,340)

Non-GAAP net income	$563,781	$592,123

Diluted net (loss) income per share:
GAAP	$(0.69)	$0.38

Non-GAAP	$0.41	$0.46

Shares used in GAAP diluted net income per-share calculation	1,354,786	1,297,484

Shares used in non-GAAP diluted net income per-share calculation	1,373,284	1,297,484

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	September 30,	June 30,	September 30,
	2007	2008	2008
	(In thousands, except percentages)

GAAP provision for income taxes(a)	$33,577	$107,788	$70,423
Income taxes associated with certain non-GAAP entries	31,721	47,928	50,340

Non-GAAP provision for income taxes(b)	$65,298	$155,716	$120,763

GAAP (loss) income before income taxes(c)	$(902,058)	$568,133	$562,642
Stock-based compensation expense	80,589	91,849	90,251
Employer payroll taxes on stock-based compensation	2,281	1,746	530
Amortization of acquired intangible assets within cost of net revenues	5,441	6,607	6,743
Amortization of acquired intangible assets within operating expenses	51,888	54,918	52,720
Impairment of goodwill	1,390,938	—	—

Non-GAAP income before income taxes(d)	$629,079	$723,253	$712,886

GAAP effective tax rate (a/c)	(4)%	19%	13%

Non-GAAP effective tax rate (b/d)	10%	22%	17%

Reconciliation of Operating Cash Flows to Free Cash Flow

	Three Months Ended
	September 30,	September 30,
	2007	2008
	(In thousands)

Net cash provided by operating activities	$629,486	$693,403
Less: Purchases of property and equipment, net	(119,293)	(150,412)

Free cash flow	$510,193	$542,991